Exhibit 99.1

NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2010
Highlights:
•	EBITDA of $45.2 million

•	EBITDA per ton in Appalachia of $11.75, $1.95 higher than prior year

•	Net cash flow from operations exceeded $30 million

•	New $125 million receivables securitization program established

•	Coal reserves at two Illinois Basin complexes bolstered during the quarter
     ST. LOUIS, April 23 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended March 31, 2010. The Company reported revenues of $467.3 million, EBITDA of $45.2 million, net income of $4.3 million and diluted earnings per share of $0.05 for the 2010 first quarter.
     “Our EBITDA and EBITDA per ton this quarter were our highest since we became a public company. And we generated over $30 million of cash from our operations. The changes we made in 2008 and 2009 to idle certain operations, redeploy capital and re-tool mine plans are paying off as we realize benefits from our stronger mine portfolio,” said Chief Executive Officer Richard M. Whiting. “The commercial portion of our business also excelled, as we significantly strengthened our priced 2010 metallurgical business and completed an exchange of coal reserves in the Illinois Basin to enhance the future of the Highland operation.”
     Commenting on cost per ton for the quarter, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder noted, “Costs in our Appalachian segment decreased more than $3.50 per ton compared with the year-ago quarter. And we achieved this improvement even though volume at our low-cost Federal mine was off almost 300,000 tons this quarter. As a result, EBITDA in Appalachia improved to nearly $12 per ton.”
Financial Overview
     Sales in the first quarter included 6.0 million tons of thermal and 1.6 million tons of metallurgical coal, compared with 7.1 million and 1.4 million tons, respectively, sold in the first quarter of 2009 and 6.7 million and 1.6 million tons, respectively, sold in the 2009 fourth quarter.
     Revenues in the 2010 first quarter were $467.3 million, compared with $528.9 million in the prior year first quarter. Revenues in the 2010 first quarter were $61.7 million lower than the prior year as a result of lower tons sold.
     EBITDA in the 2010 first quarter was $45.2 million, compared with $21.9 million in the prior year and $32.5 million in the 2009 fourth quarter. During the quarter, we recognized a $24.0 million gain from a commercial transaction in which we received important reserves contiguous to our Highland mining complex in the Illinois Basin, in exchange for non-strategic Illinois Basin reserves.
     Accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008 totaled $25.3 million in the first quarter of 2010, compared with $77.8 million in the prior year.
Credit and Capital
     During the quarter, the Company established a $125 million receivables securitization program. As of March 31, 2010, Patriot had a cash balance of $26.5 million and no borrowings on its revolving credit facility or its receivables securitization program.
     Patriot had available liquidity of $315 million at March 31, 2010. Total debt of $205.6 million as of March 31 consisted mainly of the 3.25 percent convertible debt due in 2013.
     Capital expenditures totaled $35.1 million in the 2010 first quarter, compared with $19.0 million in the year-ago quarter. Capital expenditures in the first quarter included the purchase of rights to coal reserves contiguous to the Company’s Bluegrass complex, extending the life of the Freedom underground mine and providing additional surface and underground reserves for future development.

Safety
     “The safety of our workers has always been and will always be the cornerstone of Patriot’s culture. Safety is job one, and every employee knows it. Our consistent improvement in the accident incidence rate over the past five years is solid evidence of this commitment,” emphasized Whiting.
     “As a result of recent developments related to underground mining, we are once again reviewing our safety procedures and processes on a mine-by-mine basis with an eye toward further enhancing our already-strong programs. In particular, we are placing an intense focus on improving the safety systems at mines that have a higher rate of MSHA citations,” continued Whiting. “We will continue to work diligently with MSHA and state regulatory bodies in a cooperative manner to ensure the effectiveness of safety systems at Patriot mines and throughout the industry.”
     During the quarter, six of the Company’s facilities received Mountaineer Guardian Safety Awards from the West Virginia Coal Association — the Federal No. 2 mine, the Kanawha Eagle Coalburg No. 2 mine, the Harris/Rocklick beltline group, the Rivers Edge mine, the Big Mountain support group, and the Campbell’s Creek No. 7 mine. Further, both the Harris/Rocklick beltline group and the Big Mountain preparation plant achieved zero accidents in 2009.
Market Overview
     “Metallurgical coal markets are very robust, against the backdrop of growing global economies. A shortage of met coal, particularly in the Pacific Rim, is prompting global steel companies to increasingly come to the U.S. to satisfy their coal requirements,” continued Whiting. “During the quarter, we reached an agreement to sell approximately 1.5 million tons of met coal for delivery beginning in April 2010 through early 2011 to steel mills in the Pacific Rim. We further increased our 2010 priced position, with metallurgical sales in domestic and Atlantic Basin markets of 1.4 million additional tons.”
     “We expect to sell at least 2.0 million tons of coal from our Panther mine as a higher-value met product in 2010. This represents a 1.5 million ton swing from thermal to met sales versus 2009 levels,” commented Whiting.
     “Thermal markets remain challenged, however. As we move through the shoulder season, utility inventory levels remain higher than their five-year averages, and natural gas pricing continues to create competition for coal burn in certain markets,” noted Whiting. “As the economy continues to recover, we expect electricity demand to rise. The rising demand, coupled with prior supply curtailments, especially in Central Appalachia, should cause this market to come into balance as early as the fourth quarter of this year.”
     “As a result of recent actions by the United States Environmental Protection Agency, we believe that surface mining in Central Appalachia will continue to decline. As CAPP coal supplies diminish, we envision utilities in some cases turning to other coal basins,” continued Whiting. “With this in mind, during the quarter, we entered into two transactions that further bolster our already-strong reserve position in the Illinois Basin. These types of transactions are in the normal course of business as we manage our reserve portfolio, and in this case we have added valuable mine life to two of our existing operations.”
     “Looking forward, we believe metallurgical markets will continue to tighten as the year progresses,” concluded Whiting. “We are currently finalizing plans to open the Black Oak metallurgical mine this fall. We have also advanced plans for several additional met coal projects, the production from which will be processed through our existing infrastructure at Rocklick, Kanawha Eagle and Logan County. As previously stated, we will work closely with our customers to understand their longer-term requirements, and we have the ability to adjust our future production levels to serve their demand.”
Outlook
     For 2010, the Company currently anticipates full year sales volume in the range of 33.0 to 35.0 million tons, with sales of 25.0 to 27.0 million tons for the April to December period. This includes metallurgical coal sales of at least 7.5 million tons, representing a dramatic increase over the 5.4 million tons sold in 2009. Additionally, this tonnage guidance incorporates the impact of extended moves mid-year to relocate both the Federal and Panther longwalls to new areas within the mines.
     Cost per ton for the 2010 year is expected to be in the range of $53.00 to $57.00 for the Appalachia segment. The Company was solidly in this range in the first quarter, despite a longwall move and extended downtime at Federal. Cost per ton in Appalachia is expected to increase in the second quarter as both the Panther and Federal longwalls are moved, before improving in the second half of the year.
     Cost per ton for the Illinois Basin segment is expected to be in the $37.00 to $39.00 range for the 2010 year. Costs per ton in the 2010 first quarter were at the high end of this range, primarily due to increased repair and maintenance costs, as well as higher materials and supplies costs.

     “We have priced approximately 2.5 million tons of metallurgical coal for 2010 delivery since January 1, bringing the average price of our booked business up to $106 per ton for the remainder of the year. And almost two-thirds of the new business will be sourced from our Panther and Winchester mines, removing similar quantities from thermal markets,” noted Schroeder. “We currently have about 0.5 million tons of our higher grade metallurgical products left to price from our current production base. We expect to contract this business at very favorable prices.”
     Average selling prices of currently priced tons for the remainder of 2010 and for 2011 are as follows:

	Q2 — Q4 2010		Full Year 2011
(Tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia — thermal	13.5	$59	9.7	$53
Illinois Basin — thermal	5.3	$39	5.7	$39
Appalachia — met	5.4	$106	1.3	$104

Total	24.2		16.7

     Priced thermal business for 2011 includes 8.4 million tons related to legacy contracts priced significantly below the current market. Unpriced volumes and the resulting total sales volume will depend on the finalization of production plans, taking into account demand and pricing.
Conference Call
     Management will hold a conference call to discuss the first quarter results on April 23, 2010, at 10:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-288-8976, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-0342 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 153614.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; coal mining laws and regulations; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of deliveries by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
# # # # #

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2010 and 2009 and December 31, 2009
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Tons sold	7,595	8,275	8,458

Revenues
Sales	$464,208	$494,633	$522,838
Other revenues	3,049	8,529	6,098

Total revenues	467,257	503,162	528,936

Costs and expenses
Operating costs and expenses	433,043	460,563	495,208
Depreciation, depletion and amortization	49,612	49,590	54,979
Reclamation and remediation obligation expense	10,846	11,848	6,451
Sales contract accretion	(25,308)	(66,056)	(77,807)
Restructuring and impairment charge	—	20,157	—
Selling and administrative expenses	12,774	13,214	12,886
Net gain on disposal or exchange of assets	(23,796)	(3,144)	(30)

Operating profit	10,086	16,990	37,249
Interest expense	9,032	9,722	8,593
Interest income	(3,442)	(3,600)	(3,487)

Income before income taxes	4,496	10,868	32,143
Income tax provision	235	—	—

Net income	$4,261	$10,868	$32,143

Weighted average shares outstanding
Basic	90,835,561	90,322,074	77,906,152
Effect of dilutive securities	1,331,396	1,106,353	93,095

Diluted	92,166,957	91,428,427	77,999,247

Earnings per share, basic and diluted	$0.05	$0.12	$0.41

EBITDA	$45,236	$32,529	$21,872

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended March 31, 2010 and 2009 and December 31, 2009

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Tons Sold (In thousands)
Appalachia Mining Operations	5,849	6,589	6,639
Illinois Basin Mining Operations	1,746	1,686	1,819

Total	7,595	8,275	8,458

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$390,380	$430,813	$453,456
Illinois Basin Mining Operations	73,828	63,820	69,382
Appalachia Other	3,049	8,529	6,098

Total	$467,257	$503,162	$528,936

Revenues per Ton — Mining Operations
Appalachia	$66.74	$65.38	$68.30
Illinois Basin	42.28	37.85	38.14
Total	61.12	59.77	61.82

Operating Costs per Ton — Mining Operations (1)
Appalachia	$54.99	$54.42	$58.50
Illinois Basin	38.38	36.91	36.47
Total	51.17	50.86	53.76

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$11.75	$10.96	$9.80
Illinois Basin	3.90	0.94	1.67
Total	9.95	8.91	8.06

	Dollars in thousands

Past Mining Obligation Expense	$43,466	$38,656	$37,800

Capital Expenditures (Excludes Acquisitions)	35,130	24,096	19,042

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
March 31, 2010 and December 31, 2009
(Dollars in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$26,489	$27,098
Receivables	157,179	188,897
Inventories	95,518	81,188
Other current assets	23,632	14,366

Total current assets	302,818	311,549
Net property, plant, equipment and mine development	3,174,126	3,161,254
Notes receivable	103,051	109,137
Investments and other assets	35,228	36,223

Total assets	$3,615,223	$3,618,163

Current portion of debt	$7,156	$8,042
Accounts payable and accrued liabilities	408,169	406,351
Below market sales contracts acquired	136,155	150,441

Total current liabilities	551,480	564,834
Long-term debt, less current maturities	198,415	197,951
Below market sales contracts acquired, noncurrent	139,157	156,120
Other noncurrent liabilities	1,782,407	1,763,764

Total liabilities	2,671,459	2,682,669
Common stock, paid-in capital and retained earnings	1,194,468	1,184,670
Accumulated other comprehensive loss	(250,704)	(249,176)

Total stockholders’ equity	943,764	935,494

Total liabilities and stockholders’ equity	$3,615,223	$3,618,163

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2010 and 2009
(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009

Cash Flows from Operating Activities
Net Income	$4,261	$32,143
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	49,612	54,979
Sales contract accretion	(25,308)	(77,807)
Net gain on disposal or exchange of assets	(23,796)	(30)
Changes in working capital and other	27,341	(28,481)

Net cash provided by (used in) operating activities	32,110	(19,196)

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(35,130)	(19,042)
Additions to advance mining royalties	(5,177)	(3,101)
Proceeds from disposal or exchange of assets	400	3,958
Proceeds from notes receivable	9,500	—
Other	—	66

Net cash used in investing activities	(30,407)	(18,119)

Cash Flows from Financing Activities
Long-term debt payments	(2,494)	(2,024)
Proceeds from employee stock purchases	1,082	667
Deferred financing costs	(900)	—
Short-term debt borrowings (payments)	—	42,000

Net cash provided by (used in) financing activities	(2,312)	40,643

Net increase (decrease) in cash and cash equivalents	(609)	3,328
Cash and cash equivalents at beginning of period	27,098	2,872

Cash and cash equivalents at end of period	$26,489	$6,200

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income to EBITDA (Unaudited)
For the Three Months Ended March 31, 2010 and 2009 and December 31, 2009
Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
Reconciliation of net income to EBITDA	2010	2009	2009

Net income	$4,261	$10,868	$32,143
Depreciation, depletion and amortization	49,612	49,590	54,979
Reclamation and remediation obligation expense	10,846	11,848	6,451
Sales contract accretion, net	(25,308)	(66,056)	(76,807)
Restructuring and impairment charge	—	20,157	—
Interest expense	9,032	9,722	8,593
Interest income	(3,442)	(3,600)	(3,487)
Income tax provision	235	—	—

EBITDA	$45,236	$32,529	$21,872

EBITDA is defined as net income before deducting interest income and expense, income taxes, reclamation and remediation obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.